EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

Lowe's Companies, Inc.

We consent to the incorporation by reference in Registration Statement No. 33-54497 on Form S-8, Registration Statement No. 33-54499 on Form S-8, Registration Statement No. 333-34631 on Form S-8, Registration Statement No. 333-75793 on Form S-8, Registration Statement No. 333-89471 on Form S-8, Registration Statement No. 333-36096 on Form S-8, Registration Statement No. 333-33230 on Form S-3, and Registration Statement No. 333-55252 on Form S-3 of our report dated February 20, 2001, appearing in and incorporated by reference in this Annual Report on Form 10-K of Lowe's Companies, Inc. for the year ended February 2, 2001.


/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 10, 2001